Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]
June 30, 2016

Christopher & Banks Corporation
2400 Xenium Lane North
Plymouth, Minnesota 55441

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as external legal counsel to Christopher & Banks Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of an additional 500,000 shares of common stock, $0.01 par value per share, of the Company (the “Shares”) issuable to the directors of the Company (the “Directors”) pursuant to the Christopher & Banks Corporation 2013 Directors’ Equity Incentive Plan, effective as of June 27, 2013 (as amended June 30, 2016, the “2013 Directors’ Equity Incentive Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the 2013 Directors’ Equity Incentive Plan, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

RAR